Exhibit 10(iii)(A)6


                         SNET MANAGEMENT PENSION PLAN

A summary of amendments to the SNET Management Pension Plan ("Plan") is as follows:

Effective September 8, 1993
    Section 4, Paragraph 2(e), Early Retirement Discount: Added the Pension Deferral Option to provide management employees who are eligible to receive a Discounted Service Pension with an opportunity to defer commencement of the pension payments to a later date, no later than age 55, to reduce or eliminate the amount of the early retirement discount applied to the pension payments. Employees may elect to commence receipt of pension payments prospectively at any time. Employees choosing this option will be classified as an SNET retiree, with all related retiree benefits to the extent that they remain available to retirees.

    Section 4, Paragraph 1(j) Transitional Retirement Status: Amended the Transitional Retirement Status to provide management employees whose employment with SNET terminates between September 8, 1993 and December 31, 1995, inclusive, with the ability to become eligible for a Service Pension if they would otherwise have become eligible by December 31, 1995. Under this provision, a Service Pension becomes payable on the date such employee would have been eligible to commence receipt of a Service Pension or a Discounted Service Pension if such employment had
    not ended.   Employees in this status will be classified as an SNET
    retiree commencing upon termination of employment, with all related retiree benefits to the extent that they remain available to retirees.

Effective December 8, 1993
    Section 4, Paragraph 2(b)(iii), Compensation: Changed the definition of Compensation for employees who retire or terminate employment on or after December 8, 1993 to include the awards earned under the SNET Executive Short Term Incentive Plan for services performed after 1988, consistent with the recognition of eligible performance incentive compensation awards in the pension formula for all other management employees.

    Section 5, Death Benefits: Effective upon the effective date of replacement coverage becoming available under the SNET Executive Split Dollar Life Insurance Program (SDLIP), the Active Employee Death Benefits and the Retiree Death Benefits provisions shall no longer apply to active and retired employees who become covered by the SDLIP.